Exhibit 99.12

Execution Version

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (this “Agreement”) is entered into on October 16, 2025 by and among Tether Investments, S.A. de C.V., an El Salvador sociedad anónima de capital variable (“Seller”), and Cantor EP Holdings LLC, a Delaware limited liability company (“Purchaser”). Each of Purchaser and Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined herein shall have the meanings given to such terms in the BCA (as defined below).

WHEREAS, on April 22, 2025, Twenty One Capital, Inc., a Texas corporation (“Pubco”), Cantor Equity Partners, Inc., a Cayman Islands exempted company (“SPAC”), Twenty One Merger D, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), Twenty One Assets, LLC, a Delaware limited liability company (“Twenty One”), Seller, iFinex, Inc., a British Virgin Islands company, and, solely for the limited purposes described therein, Stellar Beacon LLC, a Delaware limited liability company (“SoftBank”), entered into a business combination agreement (as amended from time to time in accordance with the terms thereof, including by Amendment No. 1 to Business Combination Agreement, dated July 26, 2025, the “BCA”);

WHEREAS, pursuant to and in accordance with the BCA, subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “BCA Closing”): (a) SPAC will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving entity (the “SPAC Merger”), with SPAC’s shareholders receiving one share of Class A common stock, par value $0.01 per share, of Pubco (“Pubco Class A Stock”) for each Class A ordinary share, par value $0.0001 per share, of SPAC held by such shareholder; (b) Twenty One will merge with and into CEP Merger Sub C, Inc., a Delaware corporation and indirect wholly owned subsidiary of SPAC (“Company Merger Sub”), with Company Merger Sub continuing as the surviving entity (the “Twenty One Merger” and together with SPAC Merger, the “Mergers”) and members of Twenty One receiving an equal number of shares of Pubco Class A Stock shares and Class B common stock, par value $0.01 per share, of Pubco in exchange for their membership interests of Twenty One in accordance with the Business Combination Agreement; and (c) as a result of the Mergers and the other transactions contemplated by the Business Combination Agreement, among other matters, SPAC Merger Sub and Company Merger Sub will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company;

WHEREAS, upon the consummation of the Mergers and pursuant to the sale and purchase agreement dated as of April 22, 2025 and as amended and restated on June 23, 2025 by and between Tether and Softbank, Tether will sell Softbank certain of its interest in Pubco to SoftBank (the “Softbank Sale”);

WHEREAS, pursuant to the Twenty One Merger, Seller will receive 207,915,746 shares of Pubco Class A Stock and, immediately thereafter, Seller has agreed to transfer a number of such shares to SoftBank pursuant to a sale and purchase agreement between Seller and SoftBank dated April 22, 2025 (as amended from time to time) ; and

WHEREAS, the Parties desire that, immediately after the BCA Closing, Purchaser shall purchase and acquire from Seller, and Seller shall sell, transfer and assign to Purchaser, 500,000 shares of Pubco Class A Stock that Seller will receive upon the consummation of the Twenty One Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1. Sale and Purchase. Subject to the terms and conditions hereof, Purchaser hereby agrees to purchase and acquire from Seller, and Seller hereby agrees to sell, transfer and assign to Purchaser, (i) immediately after the SPAC Merger, four hundred and ninety thousand (490,000) shares of Pubco Class A Stock (the “First Installment of Purchased Shares”) for an aggregate purchase price of Four Million Nine Hundred Thousand Dollars ($4,900,000) (the “First Installment Purchase Price”) and (ii) immediately after the Softbank Sale, ten thousand (10,000) shares of Pubco Class A Stock (the “Second Installment of Purchased Shares”, together with the First Installment of Purchased Shares, the “Purchased Shares”) for an aggregate purchase price of One Hundred Thousand Dollars ($100,000) (the “Second Installment Purchase Price”, together with the First Installment Purchase Price, the “Purchase Price” and such transaction, the “Transaction”) payable in cash which shall be paid using and in reliance on wire instructions set forth on Exhibit A hereto.

Section 2. Closing.

(a) The consummation of the Transaction (the “Closing”) shall occur on the same date as the BCA Closing as described in Section 1 above. (the “Closing Date”), immediately after the consummation of the Company Merger and upon the satisfaction of the conditions contemplated by Section 2(c).

(b) At the Closing:

(i) Purchaser shall deliver to Seller the Purchase Price in cash via wire transfer of immediately available funds without set-off, counterclaim, deduction or withholding to the account specified by Seller to Purchaser against delivery (with such delivery to occur promptly following receipt of the Purchase Price) by Seller to Purchaser of the Purchased Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in the name of Purchaser; and

(ii) Seller shall execute and deliver to Pubco’s transfer agent a stock power and such other instruments of transfer directing such transfer agent update Pubco’s books and records to reflect Purchaser as the owner of the Purchased Shares.

(c) The obligations of Seller to effect the transactions contemplated by this Agreement (including the Closing) are subject to:

(i) payment by Purchaser of the Purchase Price pursuant to Purchaser’s obligations contemplated by Section 1; and

(ii) the execution and delivery of the amendment to the letter agreement dated August 12, 2024, by and among the SPAC, the Purchaser and the officers and the directors of SPAC at the time of its initial public offering, to include the Purchased Shares.

(d) If the conditions in this Section 2(c) are not satisfied (or waived by the Seller) by the Closing Date, Seller may terminate this Agreement on written notice to the Purchaser, and no Party shall have liability, except for any surviving provisions.

(e) As promptly as practicable after the Closing, Seller shall cause Pubco’s transfer agent to deliver to Purchaser evidence from Pubco’s transfer agent of the transfer of the Purchased Shares (in book entry form) on and as of the Closing Date.

(f) The obligations of Purchaser to effect the Transaction (including the Closing) are subject to the satisfaction or, if permitted by applicable law, waiver by Purchaser, of the conditions that, on or prior to the Closing Date:

(i) the BCA Closing shall have occurred pursuant to the terms and conditions of the BCA;

(ii) no governmental authority with competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation, which is then in effect and has the effect of making the consummation of the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose such restraint or prohibition; and

(iii) all representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as though made on and as of the Closing Date (other than (A) representations and warranties that are qualified as to materiality which representations and warranties shall be true in all respects or (B) representations and warranties that speak as of a specified earlier date, which representations and warranties shall be true and correct in all material respects as of such specified date); and

(iv) Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing.

(g) The obligations of Seller to effect the Transaction (including the Closing) are subject to the satisfaction or, if permitted by applicable law, waiver by Seller, of the conditions that, on or prior to the Closing Date

(i) the BCA Closing shall have occurred pursuant to the terms and conditions of the BCA;

(ii) no governmental authority with competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation, which is then in effect and has the effect of making the consummation of the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose such restraint or prohibition;

(iii) all representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as though made on and as of the Closing Date (other than (A) representations and warranties that are qualified as to materiality which representations shall be true in all respects or (B) representations and warranties that speak as of a specified earlier date, which representations and warranties shall be true and correct in all material respects as of such specified date); and

(iv) Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing.

Section 3. Termination. This Agreement may be terminated prior to the Closing as follows: (a) by the mutual written consent of Purchaser and Seller; or (b) automatically with no further action required by Purchaser or Seller if the BCA is terminated in accordance with its terms. If this Agreement is terminated in accordance with this Section 3, this Agreement shall become void and of no further force and effect.

Section 4. Representations and Warranties.

(a) Purchaser represents and warrants to Seller, as follows:

(i) Purchaser is a limited liability company duly organized, existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(ii) This Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting creditors rights generally, or (b) general principles of equity.

(iii) The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Transaction, and compliance by Purchaser with any of the provisions hereof, will not, (a) conflict with or violate any provision of Purchaser’s limited liability company agreement or any law applicable to Purchaser or any of its properties or assets or (b) violate, conflict with or result in a material breach of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, any of the terms, conditions or provisions of, any contract to which Purchaser is a party or its properties or assets are bound, except for any deviations from any of the foregoing clauses (a) or (b) that has not had and would not reasonably be expected to materially impair or delay the ability of Purchaser to consummate the transactions contemplated hereby.

(iv) Purchaser (a) is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act), (b) is acquiring the Purchased Shares only for its own or its affiliates’ account and not for the account of others, and (c) is not acquiring the Purchased Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933 (as amended, the “Securities Act”) or other applicable securities laws. Purchaser acknowledges and agrees that the Purchased Shares (a) are being offered in a transaction not involving any public offering within the meaning of the Securities Act, (b) have not been registered under the Securities Act, and (c) may not be offered, resold, transferred, pledged or otherwise disposed of by Purchaser absent an effective registration statement under the Securities Act, except pursuant to an applicable exemption from the registration requirements of the Securities Act, in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Securities will contain a restrictive legend to this effect. Purchaser acknowledges and agrees that the Purchased Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Purchaser may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Purchased Shares.

(v) Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Shares, and Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Purchaser has considered necessary to make an informed investment decision.

(vi) No broker or finder is entitled to any brokerage or finder’s fee or commission as a result of any contract of Purchaser solely in connection with the sale of the Purchased Shares to Purchaser.

(b) Seller represents and warrants to Purchaser, as follows:

(i) Seller is duly organized, existing and in good standing under the laws of El Salvador and has the requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(ii) This Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditors rights generally, or (ii) general principles of equity.

(iii) As of the Closing, Seller is the lawful record and beneficial holder of the Purchased Shares and the sale of the Purchased Shares, when sold pursuant to this Agreement (subject to the receipt by Seller of the Purchase Price in accordance with the terms of this Agreement and registration with Pubco’s transfer agent), will have been duly authorized by Pubco.

(iv) The sale of Purchased Shares, when sold pursuant to this Agreement (subject to the receipt by Seller of the Purchase Price in accordance with the terms of this Agreement), will be free and clear of all liens or other restrictions (other than those arising under this Agreement or the BCA or applicable securities laws).

(v) Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 4(a), no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Purchased Shares by Seller to Purchaser.

Section 5. Further Assurances. Each Party shall execute and deliver, or cause to be executed and delivered, such other instruments as may be reasonably requested by the other Party or reasonably required to effectuate the Transaction and to otherwise carry out the purposes of this Agreement.

Section 6. Miscellaneous.

(a) Amendments. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by Purchaser or Seller from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the Party sought to be bound, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (iii) by overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to Seller, to it at:

Tether Investments, S.A. de C.V.

Final Av. La Revolucion, Colonia San Benito, Edif. Centro, Corporativo Presidente Plaza, Nivel 12, Oficina 2, Distrito de San Salvador, Municipio de San Salvador Centro, Republica de El Salvador

Email: Legal

Attention: legal@tether.to (copy to investments.legal@tether.to)

if to Seller, to it at:

Cantor EP Holdings, LLC

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CantorEquityPartners@cantor.com and legalnotices@cantor.com

(c) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Any action arising out of or in connection with, or concerning the carrying into effect of, this Agreement, including any question regarding the existence, validity or termination of this Agreement, shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration for the time being in force (the “LCIA Rules”), which rules are deemed to be incorporated by reference in this Section 6(d). The Emergency Arbitrator provisions (as defined in the LCIA Rules) shall not apply. The number of arbitrators shall be three (the “Tribunal”). The Parties agree that the claimant (or claimants jointly), on one hand, and the respondent (or respondents jointly), on the other hand, shall nominate one arbitrator for appointment by the London Court of International Arbitration (the “LCIA Court”) in accordance with the LCIA Rules. The third arbitrator, who shall act as the chairman of the Tribunal, shall be nominated by agreement of the two party-nominated arbitrators, within thirty calendar days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court. Where there is more than one claimant and/or more than one respondent, unless otherwise agreed, the Parties hereby agree that they represent two separate sides for the purposes of the formation of the Tribunal as claimant and respondent, respectively. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English. Without prejudice to the Parties’ agreement to arbitrate set out in this Section 6(d), any Party may apply to a competent court for an interim injunction or attachment or such interim relief as may be available to it prior to the issuance of a final arbitral award, or any other order in aid of arbitration after any final arbitral award to maintain the status quo or prevent irreparable harm. Any arbitral award made pursuant to this Section 6(d) shall be final and binding on the Parties. The Parties agree that leave to appeal under Section 69 or an application for the determination of a preliminary point of law under Section 45 of the English Arbitration Act 1996 may not be sought with respect to any question of law arising out of or in connection with this arbitration or any award made pursuant to this arbitration. The Tribunal shall, in its final arbitral award, order that all costs of the arbitration (including the fees and expenses of the arbitrators, the administrative fees of the LCIA, and the reasonable legal and other costs incurred by the prevailing Party) shall be borne by the Party that is unsuccessful in the arbitration, or, if the Tribunal determines that neither Party has prevailed in full, such costs shall be apportioned between the Parties in such manner as the Tribunal considers just and equitable. Each Party irrevocably consents to the service of process in any Action relating to this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 6(b).

(e) WAIVER OF JURY TRIAL. EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(f) Entire Agreement. This Agreement embodies the entire agreement and understanding of Purchaser and Seller with respect to the subject matter hereof and thereof, and supersedes all prior agreements or understandings, with respect to the subject matter of this Agreement.

(g) Specific Performance; Enforcement. Each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause the other Party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the Parties agrees that in the event of any such breach the aggrieved Party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity. The Parties agree that they shall be entitled to seek to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may entitled at law or in equity.

(h) Assignment. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party. Any purported assignment in violation of this Section 6(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Counterparts. This Agreement may be executed in two or more counterparts, and by different Parties in separate counterparts, with the same effect as if both Parties had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(j) Expenses. All fees and expenses with respect to the negotiation of this Agreement and the consummation of the Transactions shall be borne by the party incurring such fees and expenses.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Sale and Purchase Agreement as of the date first written above.

CANTOR EP HOLDINGS, LLC

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

TETHER INVESTMENTS, S.A. DE C.V.

By	/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

[Signature Page to Sale and Purchase Agreement – 500,000 shares of Class A common stock of Twenty One Capital, Inc.]

EXHIBIT A

WIRE INSTRUCTIONS